Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 2, 2010

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BARCLAYS CAPITAL

ETN+ PERFORMANCE UPDATE

In mid-November of 2009, Barclays Bank PLC launched five new Barclays ETN+ Notes, which offer exposure to leveraged returns linked to the performance or inverse performance of the S&P 500® Total Return Index℠.

The Barclays ETN+ Notes are unlike many common leveraged ETFs and ETNs, which track a fixed multiple of the daily performance of an underlying index. Rather, the Barclays ETN+ Notes are designed to deliver a fixed multiple of index performance *over the term* of the Barclays ETN+ Notes, less certain costs and fees.

A performance update for the Barclays ETN+ Notes is attached; a comparison with an investment in leveraged ETFs over the same period follows below.

Performance Update

Click here to view the ETN+ Performance Update PDF.

Relative Performance*:

Leverage	Ticker	Barclays ETN+	Reset ETF**	Outperformance
3x	BXUB	0.46%	-7.20%	7.66%
2x	BXUC	0.51%	-2.96%	3.47%
-1x	BXDB	-0.95%	-3.58%	2.63%
-2x	BXDC	-1.71%	-8.95%	7.24%
-3x	BXDD	-2.46%	-16.02%	13.56%

S&P 500	0.56%

Change in official closing value, November 17, 2009 – July 30, 2010
*Historical results are not indicative of future performance
**ProShares S&P 500® suite

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the US Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or +1 888 227 2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

"Standard & Poor's®", "S&P®", "S&P 500®", "500" and "S&P 500® Total Return IndexSM" are trademarks and service marks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC . The Barclays ETN+ Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the securities.

© 2010, Barclays Bank PLC . All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

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